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                                                                   Exhibit 12.1

COASTAL BANCORP, INC.
COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS EXCLUDING INTEREST ON DEPOSITS
YEAR ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)
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

                                                          1998             1997             1996             1995             1994
                                                          ----             ----             ----             ----             ----

Net income before preferred stock dividends              19,256           14,151            9,539           11,130           16,040
Income tax expense                                        3,543            7,822            5,671            6,477            4,333

                                                    --------------------------------------------------------------------------------
Pretax earnings before preferred stock dividends         22,799           21,973           15,210           17,607           20,373
                                                    --------------------------------------------------------------------------------
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Fixed charges:
One-third of rental expense which
approximates the interest factor                            888              763              667              488              446

Interest on borrowed funds                               77,276           81,512           78,109           69,638           50,392

Amortization of debt issuance costs                         376              376              376              188                -

                                                    --------------------------------------------------------------------------------
Total fixed charges                                      78,540           82,651           79,152           70,314           50,838
                                                    --------------------------------------------------------------------------------

Preferred stock dividends                                 2,588            2,588            2,588            2,588            2,588

Total fixed charges and preferred                   --------------------------------------------------------------------------------
  stock dividends                                        81,128           85,239           81,740           72,902           53,426
                                                    --------------------------------------------------------------------------------
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Earnings (for ratio calculation)                        101,339          104,624           94,362           87,921           71,211
                                                    --------------------------------------------------------------------------------
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Ratio of earnings to fixed charges
  and preferred stock dividends                            1.25             1.23             1.15             1.21             1.33
                                                    --------------------------------------------------------------------------------
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